Exhibit 4.6
                                    EXHIBIT B

                          RATINGS; REQUIRED DELIVERIES
RATINGS:

In connection with Section 1.1.3 of the Distribution Agreement, the Program under which the Notes are issued, as well as the Notes, are anticipated to be rated Aa3 by Moody's and the Notes are rated AA- by S&P. In connection with
Section 1.3.10 of the Distribution Agreement, the Company's financial strength rating is Aa3 by Moody's and AA-by S&P.

REQUIRED DELIVERIES:

Pursuant to Section 4.1, 4.2 and/or 4.5 of the Distribution Agreement the following opinions, negative assurances and/or comfort letter are required to be delivered on the Issuance Date (as defined in the Omnibus Instrument):

    1.  OPINION OF INTERNAL COUNSEL FOR THE COMPANY.

    2. OPINION OF COUNSEL FOR THE COMPANY CONCERNING CERTAIN CONNECTICUT INSOLVENCY MATTERS.

    3. OPINION OF AGENT APPROVED COUNSEL CONCERNING CERTAIN FEDERAL SECURITIES MATTERS.

    4.  OPINION OF AGENT APPROVED COUNSEL CONCERNING CERTAIN NEW YORK LAW
        MATTERS.

    5. OPINION OF AGENT APPROVED COUNSEL CONCERNING CERTAIN NEW YORK SECURITY INTEREST MATTERS.

    6.  OPINION OF AGENT APPROVED COUNSEL CONCERNING CERTAIN TAX MATTERS.

    7.  MEMORANDUM OF AGENT APPROVED COUNSEL CONCERNING CERTAIN INSURANCE
        MATTERS.

    8.  OPINION OF AGENT APPROVED COUNSEL CONCERNING CERTAIN INSURANCE MATTERS.

    9.  OPINION OF COUNSEL FOR THE TRUST.

    10. OPINION OF COUNSEL FOR THE DELAWARE TRUSTEE.

    11. OPINION OF COUNSEL FOR THE TRUST CONCERNING DELAWARE SECURITY INTEREST MATTERS.

    12. OPINION OF COUNSEL FOR THE ADMINISTRATOR.

    13. OPINION OF COUNSEL FOR THE INDENTURE TRUSTEE.

    14. NEGATIVE ASSURANCE OF COMPANY APPROVED COUNSEL.

    15. NEGATIVE ASSURANCE OF AGENT APPROVED COUNSEL.

    16. COMFORT LETTER FROM ACCOUNTANTS FOR THE COMPANY.